Exhibit 99.1

PRESS RELEASE

TGC INDUSTRIES, INC.

For Immediate Release:

1304 Summit Ave. Ste 2, Plano, Texas 75074

(972) 881-1099
FAX (972) 424-3943
Email: info@tgcseismic.com

Company Contact: Wayne Whitener
President & CEO
Tel: (972) 881-1099
Email: wwhitener@tgcseismic.com

TGC Industries Reports Record Revenues and Income From Operations for 2004

Plano, Texas — Monday, February 28, 2005 — TGC Industries, Inc. (Nasdaq OTC BB: TGCI) announced today record annual revenues and a 428% increase in income from operations before income taxes for the year of 2004.

The Company reported revenues of $20,084,175 for the year ended December 31, 2004, compared with revenues of $8,468,051 for the same period of 2003.  Net income for 2004 increased 417% to $2,868,339 (before dividend requirements on preferred stock), compared with net income of $555,165 (before dividend requirements on preferred stock) for the same period of 2003.  Diluted earnings per common share for 2004 were $0.24 compared with diluted earnings per common share of $0.04 for the same period of 2003, while basic earnings per share were $.45 for 2004 versus $.05 for 2003.

At December 31, 2004, the Company had available, to offset future taxable income, net operating loss carryforwards of approximately $6,987,000, which loss carryforwards expire at various dates through 2024. Current year federal regular income taxes are being offset with these loss carryforwards.  However, in 2004 the Company incurred approximately $14,838 of federal alternative minimum tax and $49,289 of income taxes to various states.  These taxes are reflected as current tax expenses on the statements of income.

Wayne Whitener, President and CEO of TGC Industries, Inc., stated that: “We are optimistic about our future because of the results for 2004. Should this increased level of activity continue, management believes that the Company will be able to operate at a three-crew level through 2005.”

Mr. Whitener further stated: “In February 2005, the Company applied for listing of its common stock on the American Stock Exchange.  Although no assurance can be given, the Company is optimistic that the American Stock Exchange will approve the listing of its common stock in the near future.”

This report contains forward-looking statements which reflect the view of Company’s management with respect to future events.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from such expectations are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, the potential for fluctuations in oil and gas prices, and the availability of capital resources.  The forward-looking statements contained herein reflect the current views of the Company’s management, and the Company assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

TGC, based in Plano, Texas, is a geophysical service company which primarily provides 3-D seismic services to oil and gas companies.  It also maintains a geophysical gravity data bank.

TGC Industries, Inc.

Condensed Balance Sheets

	December 31,	December 31,
	2004	2003

Cash and cash equivalents	$1,829,903	$1,025,221
Receivables (net)	1,655,085	797,454
Pre-Paid expenses and other	352,245	136,816
Current assets	3,837,233	1,959,491
Other assets (net)	3,395	4,824
Property and equipment (net)	5,483,165	794,635
Total assets	$9,323,793	$2,758,950

Current liabilities	$2,984,099	$632,897
Long-term obligations	1,769,629	182,714
Stockholders’ equity	4,570,065	1,943,339
Total liabilities & equity	$9,323,793	$2,758,950

TGC Industries, Inc.

Statements of Income

	Twelve Months Ended
	December 31,
	2004	2003

Revenue	$20,084,175	$8,468,051

Cost and expenses:
Cost of services	15,777,204	6,948,885
Selling, general, administrative	1,313,626	932,709
Interest expense	60,879	8,792
Debt financing costs	—	22,500
	17,151,709	7,912,886

INCOME FROM OPERATIONS BEFORE INCOME TAXES	2,932,466	555,165

Income tax expense current	64,127	—

NET INCOME	2,868,339	555,165

Less dividend requirements on preferred stock	300,313	302,998

INCOME ALLOCABLE TO COMMON STOCKHOLDERS	$2,568,026	$252,167
Earnings per common share:
Basic	$0.45	$0.05
Diluted	$0.24	$0.04

Weighted average number of common shares outstanding:
Basic	5,752,347	5,546,132
Diluted	11,844,280	6,279,109